Exhibit 99.1

TRIQUINT ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS

HILLSBORO, OREGON (USA) – January 13, 2010 – TriQuint Semiconductor, Inc (NASDAQ: TQNT), a leading RF front-end product manufacturer and foundry services provider, announces preliminary financial results for the quarter ended December 31, 2009.

Based on preliminary and unaudited results, TriQuint Semiconductor currently expects fourth quarter revenues of approximately $190 million, an increase from previous guidance of $175 million to $185 million, due to increased holiday season demand. Fourth quarter net income is expected to range between $0.09 and $0.10 per diluted share and non-GAAP net income is expected to range between $0.12 and $0.13 per diluted share. Previous guidance was net income of $0.07 to $0.09 per diluted share and non-GAAP net income of $0.10 to $0.12 per diluted share.

Expectations for the first quarter of 2010 are for a normal seasonal decline in revenue of 10% to 15%. TriQuint reiterates expectations for solid revenue growth in 2010.

Non-GAAP Financial Measures:

This press release provides financial measures for diluted net income per share that exclude equity compensation expense, and certain charges associated with acquisitions, and are therefore not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate TriQuint’s operating results.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding TriQuint’s anticipated revenues and diluted net income per share. Actual results may vary materially from those expressed or implied in the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors, including TriQuint’s performance; demand for TriQuint’s products; ability to develop new products, improve yields, maintain product pricing and reduce costs; ability to win customers, increase our market share and continue to provide expected levels of inventory to customers; inventory levels in our markets and market conditions. Additional considerations and important risk factors are described in TriQuint’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can be accessed at the SEC web site, www.sec.gov. TriQuint cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for TriQuint to predict all of these factors, nor can we assess the effect of each of these factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

FACTS ABOUT TRIQUINT

Founded in 1985, we “Connect the Digital World to the Global Network”® by supplying high-performance RF modules, components and foundry services to the world's leading communications companies. Specifically, TriQuint supplies products in the top five mobile phone manufacturers, and is a leading gallium arsenide (GaAs) supplier to major defense and space contractors. TriQuint creates standard and custom products using advanced processes that include gallium arsenide, gallium nitride (GaN), surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies to serve diverse markets including wireless handsets, laptops, GPS/PND, base stations, broadband communications and military. TriQuint is also the lead researcher in a multi-year DARPA program to develop advanced GaN amplifiers. TriQuint, as named by Strategy Analytics1, is the number-three worldwide leader in GaAs devices and the world’s largest commercial GaAs foundry. TriQuint has ISO9001 certified manufacturing facilities in Oregon, Texas, and Florida and a production plant in Costa Rica; design centers are located in North America and Germany. Visit TriQuint at www.triquint.com/rf to receive new product information and to register for our newsletters.

[1]	Announced February 2009 and May 2009, respectively.

Steve Buhaly VP of Finance & Administration, CFO TriQuint Semiconductor, Inc Tel: +1.503.615.9401 E-mail: sbuhaly@tqs.com	Heidi A. Flannery Investor Relations Counsel Fi. Comm Tel: +1.541.322.0230 E-Mail: heidi.flannery@ficomm.com	Media Contact: Brandi Frye Director, Marketing Comms TriQuint Semiconductor, Inc. Tel: +1.503.615.9488 E-mail: bfrye@tqs.com